CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2012, relating to the financial statements and financial highlights which appears in the October 31, 2012 Annual Report to Shareholders of Invesco Disciplined Equity Fund, one of the funds constituting AIM Equity Funds (Invesco Equity Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the prospectus with respect to AT Disciplined Equity Fund in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 3, 2013